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Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Kevin W. Sharer Nominated to Chevron Board of Directors
     SAN RAMON, Calif., March 2, 2007 — Chevron Corporation (NYSE:CVX) today announced that Kevin W. Sharer has been nominated for election to Chevron’s board of directors. Sharer, 59, is currently Chief Executive Officer and President of Amgen Inc., a biotechnology company. Sharer will be part of the slate of board nominees to be considered for election to Chevron’s board at the company’s 2007 annual meeting of stockholders on April 25. If he is elected, the board will expand from 13 to 14 members.
     Sharer has been Amgen’s CEO and president since May 2000, and has also been chairman of the company’s board of directors since January 2001. From October 1992 to May 2000, Sharer was Amgen’s president and chief operating officer. He has been a director of Amgen since November 1992.
     Before joining Amgen, Sharer was president of the Business Markets Division of MCI Communications. Prior to MCI, Sharer served in a variety of executive capacities at General Electric and was a consultant for McKinsey and Co.
     Sharer also serves on the board of directors of Northrop Grumman Corporation, the U.S. Naval Academy Foundation and, until his term expires on May 8, 2007, 3M. He is chairman of the board of trustees of the Los Angeles County Museum of Natural History and a member of the Business Council.
     Sharer earned a bachelor’s degree in aeronautical engineering from the U.S. Naval Academy and a master’s degree in aeronautical engineering from the U.S. Naval Postgraduate School. He also earned a master’s degree in business administration from the University of Pittsburgh.
Additional Information About the Annual Meeting
     Chevron intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement containing information about Chevron and the matters to be considered at the 2007 annual meeting of stockholders, including the election of directors. Stockholders are urged to read the proxy statement carefully when its available, as it will contain important information that stockholders should consider before making a decision regarding the election of directors and the other matters to be acted on at the annual meeting. In addition to receiving the proxy statement from Chevron in
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the mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Chevron, without charge, at the SEC’s Web site (http://www.sec.gov). Documents filed with the SEC by Chevron will also be available free of charge at Chevron’s Web site (http://www.chevron.com). Stockholders will be able to obtain copies of these documents without charge by requesting them in writing from Chevron Corporation, 6001 Bollinger Canyon Road, San Ramon, CA 94583, Attn: Corporate Secretary.
     Chevron and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Chevron’s stockholders with respect to the election of directors and other matters to be considered at the annual meeting. Information regarding any interests that Chevron’s executive officers and directors may have with respect to the matters to be discussed at the annual meeting will be included in the proxy statement.
About Chevron
     Chevron Corporation is one of the world’s leading energy companies. With more than 55,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
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Contact:           Don Campbell           —           +1 925-842-2589

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